                                                                       EXHIBIT 2


                                     ALCATEL

                      54 RUE LA BOETIE, PARIS, FRANCE 75008



February 6, 2003

CONFIDENTIAL

Name of Shareholder: Whitecastle Investments Limited (the "Shareholder")
Address:  22 St. Clair Avenue East, Suite 1010
Toronto, Ontario Canada
M4T 253

Telecopier No.: (416) 961-3232

Dear Sirs:

         This letter agreement (the "Agreement") is entered into in consideration of the mutual covenants and agreements of the parties hereunder and as an inducement to and in consideration of Alcatel (the "Purchaser") entering into an arrangement agreement dated of even date herewith (the "Arrangement Agreement", as it may be amended in accordance with the terms thereof and hereof) with ImagicTV Inc. (the "Company") pursuant to which the Company and the Purchaser have agreed to enter into a transaction to be accomplished through a plan of arrangement (the "Arrangement", as it may be amended from time to time in accordance with the terms thereof or of the Arrangement Agreement and hereof) under section 192 of the Canada Business Corporations Act (the "CBCA") as a result of which, among other things, the shares of the Company will be exchanged for securities of the Purchaser. The Shareholder understands that the Purchaser ADSs being issued in the Arrangement will be issued in compliance with section 3(a)(10) of the 1933 Act.

         This Agreement sets out the terms and conditions of the agreement by the Shareholder to, among other things, irrevocably and unconditionally (subject only to the terms and conditions hereof) vote his or its 2,464,927 common shares (the "Securities") (and, if applicable, up to N/A common shares covered by his options (the "Options") to acquire common shares from treasury) of the Company in favour of the Arrangement. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Arrangement Agreement as of this date without taking into account any subsequent amendments thereto, and references to provisions and sections of the Arrangement Agreement shall be references to the Arrangement Agreement in the form signed on the date hereof.
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                                     - 2 -


                                   ARTICLE 1
                                 THE ARRANGEMENT

SECTION 1.1 THE ARRANGEMENT; TERMINATION.

(1) The Purchaser will take all actions and fulfill all covenants required by it under the Arrangement Agreement, including sections 2.7 and 4.4(a)(iii) thereof.

(2) Notwithstanding any provision of the Arrangement Agreement or the Plan of Arrangement, the Purchaser shall not, without the prior written consent of the Shareholder at any time prior to the Effective Date, amend the Arrangement Agreement or the terms of the Plan of
         Arrangement: (a) to reduce or alter the form of the consideration to be paid per Company Common Share pursuant to the Arrangement, (b) to amend section 2.7 or section 4.4(a)(iii) of the Arrangement Agreement, or (c) to extend the Outside Date (as defined in the Arrangement Agreement).

(3) Notwithstanding anything to the contrary contained herein, the Purchaser may elect not to proceed with or complete the Arrangement where it is permitted to do so under the terms of the Arrangement Agreement, in which case, for greater certainty, this Agreement shall terminate (without prejudice to any liability for prior non-compliance and except for those provisions which survive in accordance with the terms hereof).

(4)      This Agreement and the parties' obligations hereunder:

         (a) shall be automatically terminated (without prejudice to any liability of either party for prior non-compliance and except for those provisions which survive in accordance with the terms hereof) on the earliest to occur of:

                  (i) May 31, 2003, if the Arrangement or an alternative transaction contemplated in Section 3.2 hereof has not been completed by May 30, 2003;

                  (ii) the business day following the date on which the Company's board of directors has, as permitted by section 4.6(2) of the Arrangement Agreement,
                           approved, recommended, accepted or entered into an agreement, arrangement or understanding with respect to a Superior Proposal (as defined in the Arrangement Agreement) that is also an Acceptable Offer (as defined in Section 5.1 hereof), but for greater certainty the provisions of Section 5.1 shall survive such termination;
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                                     - 3 -


                  (iii) the date on which the Arrangement Agreement is terminated in accordance with its terms (unless the termination is by the Purchaser as a result of a material breach by the Company and prior to such termination the Purchaser has notified the Shareholder in writing that it intends to proceed with a take-over bid on terms (taking into account the tax treatment to the Shareholder) which are not less favourable to the Shareholder than the terms of the Arrangement from a financial point of view, which are subject to no greater restrictions on resale than would apply under the Arrangement from a Canadian or U.S. securities law perspective, and which do not delay the expiry date beyond the Outside Date, in which case the provisions of Section 3.2 hereof shall apply); and

                  (iv) the business day following the date on which, in the event of an alternative transaction under Section 3.2, the Shareholder exercises its right to withdraw its Securities under Section 3.2 hereof, but for greater certainty the provisions of Section 5.1 shall survive such termination; or

         (b) may be terminated by the Shareholder (without prejudice to any liability of either party for prior non-compliance and except for those provisions which survive in accordance with the terms hereof) in the event that the Purchaser is in material default of the Arrangement Agreement or this Agreement, provided that the Company or the Shareholder, as applicable, has delivered a written notice to the Purchaser specifying in reasonable detail such default and the Purchaser has not cured such default prior to the earlier of May 30, 2003 and the expiration of a period of 30 days from such notice; or

         (c) may be terminated by the Purchaser (without prejudice to any liability of either party for prior non-compliance and except for those provisions which survive in accordance with the terms hereof) in the event that the Shareholder is in material default of this Agreement, provided that the Purchaser has delivered a written notice to the Shareholder specifying in reasonable detail such default and the Shareholder has not cured such default prior to the earlier of May 30, 2003 and the expiration of a period of 30 days from such notice.

(5)      Despite any termination of this Agreement in accordance with its terms:

         (a)      the provisions of Section 5.1(1) hereof shall survive
                  indefinitely;
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                                     - 4 -


         (b) the provisions of Section 5.1(2) hereof shall survive until three months following the date of such termination and, if an Acquisition Proposal is made during such period and completed within thirty (30) days following the completion of such three month period, until five (5) business days following completion of the Acquisition Proposal;

         (c) the Shareholder's obligations under Section 3.1(3) hereof shall survive as provided therein;

         (d) the Shareholder's obligations under Section 2.1 hereof shall survive as contemplated in Section 6.1 hereof; and

         (e) the Purchaser's obligation to fulfill the covenant contained in section 4.4(a)(iii) of the Arrangement Agreement shall survive following the Effective Date for the period stipulated therein;

         provided that termination of this Agreement or of any survival period herein shall be without prejudice to any liability of either party for prior non-compliance, including for greater certainty non-compliance by the Shareholder with any payment obligation under Section 5.1, which liability shall survive indefinitely.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.

(1)      The Shareholder hereby represents and warrants that:

         (a) if the Shareholder is a corporation, the execution and delivery of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Shareholder;

         (b) no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

         (c) the Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto,
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                                     - 5 -


                  constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors' rights generally, to the limitation on Canadian courts awarding judgments in foreign currencies, and to general principles of equity;

         (d)      intentionally deleted;

         (e) this Agreement does not violate any decree, judgement, order or agreement to which the Shareholder is a party or by which the Shareholder is bound, and the Shareholder has not previously granted or agreed to grant any proxy or other right to vote the Securities (or Options, if applicable) or entered into any other voting trust, pooling agreement or other agreement affecting its right to vote the Securities (or Options, if applicable) as contemplated by this Agreement;

         (f) the Shareholder has the exclusive right to vote and dispose of the Securities (and Options, if applicable) as provided in this Agreement;

         (g) the Securities (and the Options, if applicable) represent all of the shares of the Company, or options or rights thereto (including any securities or obligations of any kind convertible into or exchangeable for any shares of the Company), directly or indirectly owned or controlled by the Shareholder, and they are owned by the Shareholder beneficially and of record with good and marketable title, free and clear of any and all mortgages, liens, charges, encumbrances and adverse claims;

         (h) the Securities to be acquired by the Purchaser from the Shareholder pursuant to the Arrangement will be acquired with good and marketable title, free and clear of any and all mortgages, liens, charges, encumbrances and adverse claims; and

         (i) the Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada).


                                   ARTICLE 3
                          COVENANTS OF THE SHAREHOLDER

SECTION 3.1 GENERAL.

(1) Except as otherwise expressly provided herein, the Shareholder hereby covenants that until the earlier of the Effective Date and, for greater certainty, the date on which this Agreement is terminated, the Shareholder will:
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                                     - 6 -


         (a) not, directly or indirectly, take or support any action of any kind which could reasonably be expected to reduce the likelihood of success of or delay the completion of the Arrangement, provided that the foregoing shall not prevent any director or officer of the Company from taking actions which he or she is permitted to take in accordance with the Arrangement Agreement;

         (b) not, directly or indirectly, initiate, solicit or knowingly encourage, or otherwise facilitate (including by way of furnishing information to or entering into any form of agreement, arrangement or understanding with respect to) any other Acquisition Proposal (as defined in the Arrangement Agreement) involving the Company or any of its subsidiaries or their businesses, or any inquiries or proposals that could reasonably be expected to lead to such an Acquisition Proposal, provided that the foregoing shall not prevent any director or officer of the Company from taking actions which he or she is permitted to take in accordance with the Arrangement Agreement;

         (c)      not dissent from the Arrangement; and

         (d) upon request of the Purchaser, use his or its commercially reasonable efforts to assist the Purchaser and the Company to successfully complete the Arrangement, provided that the foregoing shall not require any director or officer of the Company to take actions that are contrary to his or her fiduciary duties and that for greater certainty are also not required to be taken in accordance with the Arrangement Agreement.

(2) Except as otherwise expressly provided herein or as otherwise agreed to by the Purchaser in writing on or prior to the date hereof, the Shareholder hereby covenants that until the earlier of the Effective Date and, for greater certainty, the date on which this Agreement is terminated, the Shareholder shall not directly or indirectly (x) sell, assign, transfer, encumber, pledge, hedge or enter into derivative transactions in respect of, or otherwise dispose of any of the Securities (or Options, if applicable) or any rights therein (including without limitation any voting rights), (y) enter into any contract, option or other arrangement or undertaking with respect to the actions described in (x), or (z) grant any proxies in respect of such Securities (or Options, if applicable), except for the purposes of complying with this Agreement. Notwithstanding the foregoing, the Shareholder may transfer some or all of the Securities to related persons of the Shareholder (including affiliates, trusts and/or family members), provided that (a) the Shareholder obtains the prior written consent thereto of the Purchaser, not to be unreasonably withheld or delayed following the receipt of reasonable particulars, (b) such transfer does not adversely affect the Purchaser or the Company, including without limitation from a tax perspective or by causing any delay, and (c) the transferee executes and delivers an agreement in the same form as this Agreement to the Purchaser prior to the transfer; but the Shareholder shall be responsible for any default by the transferee.

(3) In the event that the Shareholder now has, or obtains at any time, any non-public information from the Company or its subsidiaries or their representatives concerning the Company or its subsidiaries or their affairs, including without limitation regarding their technology and/or business plans ("Confidential Information"), it will hold such information in strict confidence for as long as the information remains non-public and not disclose it to any other person (except the Company) or use it for any purposes whatsoever unless authorized to do so by the Company. For greater certainty, plans and analyses prepared by the Shareholder concerning the Company and not otherwise containing Confidential Information shall not be considered Confidential Information for the purposes of this Section 3.1(3). This Section 3.1(3) shall survive the termination of this Agreement in accordance with its terms for a period of three years following the completion of the Arrangement or any alternative transaction contemplated in Section
         3.2 hereof, assuming that either occurs prior to May 31, 2003. Otherwise, this Section 3.1(3) shall terminate upon the termination of this Agreement in accordance with its terms.

(4)      Intentionally deleted.

SECTION 3.2 ALTERNATIVE TRANSACTION.

         In the event that, in lieu of the Arrangement, the Purchaser seeks to complete, prior to the Outside Date, the acquisition of all of the shares of the Company or of the Company and its subsidiaries, taken as a whole, (i) pursuant to Section 6.2 of the Arrangement Agreement, by some other means, such as a take-over bid or another form of merger, amalgamation, arrangement, consolidation and/or recapitalization, or (ii) by way of take-over bid as contemplated in Section 1.1(4)(a)(iii) hereof, in each case on terms (taking into account the tax treatment to the Shareholder) which are not less favourable to the Shareholder from a financial point of view than the Arrangement, which are subject to no greater restrictions on resale than would apply under the Arrangement from a Canadian or U.S. securities law perspective, and which do not delay closing beyond the Outside Date, the Shareholder shall, for greater certainty during the term of this Agreement, upon request, use its commercially reasonable efforts to assist the Purchaser to successfully complete such transaction, including without limitation by (a) depositing its Securities into a take-over bid and not withdrawing them, (b) not supporting, or entering into any agreement with any person regarding, any Acquisition Proposal, and/or (c) voting


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                                     - 8 -


or causing to be voted all of the Securities (and Options, if applicable) in favour of, and not dissenting from, such transaction, provided however that the Shareholder shall be permitted to withdraw its Securities tendered to a take-over bid which is made as contemplated pursuant to Section 1.1(4)(a)(iii) hereof in the event that an Acquisition Proposal is made providing for a per Company Common Share value, at the date that the Acquisition Proposal is made, in excess of U.S. $1.38, and for greater certainty the provisions of section 5.1 shall survive termination of this Agreement. The foregoing shall not prevent any director or officer of the Company from taking actions which he or she is permitted to take in accordance with the Arrangement Agreement.

SECTION 3.3 US SECURITIES LAW MATTERS.

          The Shareholder hereby acknowledges that since he/it may be deemed to be an affiliate (as the term is defined for purposes of Rule 145 of the rules and regulations of the SEC under the 1933 Act) of the Company, the Shareholder represents, warrants and covenants that with respect to any Purchaser Shares or Purchaser ADSs received in the Arrangement, the Shareholder:

         (a) will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relative to, any of the Purchaser Shares or Purchaser ADSs issued to the undersigned in the Arrangement unless at such time either (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the 1933 Act;
                  (ii) the undersigned shall have furnished to the Purchaser an opinion of counsel, satisfactory to the Purchaser, to the effect that no registration under the 1933 Act would be required in connection with the proposed offer, sale, transfer, pledge, hypothecation or other disposition; or (iii) a registration statement under the 1933 Act covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the Securities Act;

         (b) understands that the Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Shares or Purchaser ADS by the Shareholder or on his/its behalf under the 1933 Act;

         (c) understands that there will be placed on the certificates for such Purchaser ADSs or Purchaser Shares issued to him or it, or any substitutions therefor, a legend stating in substance:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES."
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                                     - 9 -


         (d) understands that unless the transfer by him/it of his/its Purchaser Shares or Purchaser ADSs has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, the Purchaser reserves the right to put the following legend on the certificates issued to any transferee:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. "

It is understood and agreed that the legends set forth in paragraph (c) and (d) above shall be removed by delivery of substitute certificates without such legend if the Shareholder or his/its transferee shall have delivered to the Purchaser a copy of a letter of the staff of the SEC, or an opinion of counsel in form and substance satisfactory to the Purchaser, to the effect that such legend is not required for purposes of the 1933 Act.

SECTION 3.4 INSURANCE MATTERS.

         Following the Effective Date, the Purchaser shall not, and shall cause the Company not to, cancel the directors' and officer's liability insurance referred to in section 4.9(3) of the Arrangement Agreement. This covenant shall survive the termination of this Agreement.


                                   ARTICLE 4
                                     VOTING

SECTION 4.1 VOTING.

(1) Without limiting any other provision of this Agreement, the Shareholder hereby irrevocably and unconditionally agrees:

         (a) to vote (or cause to be voted) all of the Securities (and Options, if applicable) at any meeting of shareholders or securityholders of the Company and in any action by written consent, in favour of the Arrangement and against any Acquisition Proposal other than the Arrangement;

         (b) to vote (or cause to be voted) all of the Securities (and Options, if applicable) at any meeting of shareholders or securityholders of the Company and in any action by written consent, against any action that could reasonably be expected to impede, interfere with or delay the Arrangement;

         (c) not without the prior written consent of the Purchaser to requisition or join in any requisition of any meeting of shareholders or securityholders of the Company; and

         (d) not without the prior written consent of the Purchaser to make or join in any proposal (as contemplated in section 137 of the CBCA).

SECTION 4.2 VALUATION WAIVER AND MINORITY APPROVAL COUNTING.

(1)      Intentionally deleted.

(2) The Shareholder hereby confirms that he or it is not acting jointly or in concert with the Purchaser in respect of the Arrangement or any alternative transaction referred to in Section 3.2, and that the entry into this Agreement was a condition imposed by the Purchaser to proceeding with the Arrangement. The Shareholder consents to being treated, and confirms that he or it will support his or its treatment, as part of the minority for the purposes of the minority approval requirement under OSC Rule 61-501 (or equivalent provisions in other jurisdictions) in any regulatory or court proceedings.


                                   ARTICLE 5
                            OTHER TRANSACTIONS, ETC.

SECTION 5.1 ACCEPTABLE OFFER, ACQUISITION PROPOSAL, ETC.

(1) Except as provided below, in the event that the Company's board of directors has, as permitted by section 4.6(2) of the Arrangement Agreement, approved, recommended, accepted or entered into an agreement, arrangement or understanding with respect to a Superior Proposal (as defined in the Arrangement Agreement) that is also an Acceptable Offer (as defined in Section 5.1 hereof), then, notwithstanding the prior termination of this Agreement as a result thereof, the Shareholder shall be required to pay to the Purchaser an amount in cash equal to the excess, if any, of the per Company Common Share value under such Acceptable Offer (as agreed between the Purchaser and the Shareholder or, failing such agreement, as determined by a mutually agreed appraiser or valuator) on the date of completion of such Acceptable Offer over U.S. $1.20, such payment to be made forthwith upon the payment of the consideration under such Acceptable Offer, by wire transfer of immediately available funds to an account specified by the Purchaser. No payment will be required under this
         Section 5.1(1) in the event that the Purchaser has breached any representation, warranty or covenant in the Arrangement Agreement or this Agreement provided that the Company or the Shareholder, as applicable, has delivered a written notice to the Purchaser specifying in reasonable detail such default and the Purchaser has not cured such default prior to the earlier of May 30, 2003 and the expiration of a period of 30 days from such notice.

         For the purposes hereof, "Acceptable Offer" means a Superior Proposal (as defined in the Arrangement Agreement) providing for a per Company Common Share value, at the date the Superior Proposal is made, in excess of U.S. $1.38.

(2) In the event that, within three (3) months following any termination of this Agreement, an Acquisition Proposal (as defined in the Arrangement Agreement) is made, other than an Acquisition Proposal by the Purchaser, in which the Shareholder is entitled to participate and which is completed within four (4) months of the termination of this Agreement, then the Shareholder shall be required to pay to the Purchaser an amount in cash equal to the excess, if any, of the per Company Common Share value (such value in each case as agreed between the Purchaser and the Shareholder or, failing such agreement, as determined by a mutually agreed appraiser or valuator) (a) under such Acquisition Proposal or (b) via any sale or transfer after the first public announcement thereof and prior to the first public announcement of the termination or withdrawal thereof, over U.S. $1.20 per share, for each of the Securities owned or controlled by the Shareholder at the date of the first public announcement regarding such Acquisition Proposal, such payment to be made forthwith upon the payment of the consideration under such Acquisition Proposal, by wire transfer of immediately available funds to an account specified by the Purchaser. For greater certainty, no payment shall be required in respect of any Securities which are sold or transferred by the Shareholder (i) via an arm's length bona fide transaction prior to the date of the first public announcement of an Acquisition Proposal, in a transaction which is not itself an Acquisition Proposal, or after the first public announcement of the termination or withdrawal of such Acquisition Proposal, or (ii) via an ordinary course arm's length bona fide transaction through the facilities of the Toronto Stock Exchange or the Nasdaq SmallCap Market prior to the date of the first public announcement regarding an Acquisition Proposal or after the date of the first public announcement of the termination or withdrawal of such Acquisition Proposal.

(3)      For greater certainty, this Section 5.1 shall survive as provided in
         Section 1.1 hereof.

                                   ARTICLE 6
                                    GENERAL

SECTION 6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         Except as expressly otherwise provided herein, the representations and warranties made by the Shareholder herein shall survive for the applicable limitation period under applicable laws. No investigations made by or on behalf of the Purchaser or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder herein or pursuant hereto.

SECTION 6.2 ASSIGNMENT.

         The Purchaser may assign all or any part of its rights under this Agreement to an affiliate of the Purchaser, provided that any such assignment shall not relieve the Purchaser of any of its obligations hereunder. Except as expressly permitted in Section 3.1(2), this Agreement shall not otherwise be assignable by any party without the consent of the others.

SECTION 6.3 TIME.

         Time shall be of the essence of this Agreement.

SECTION 6.4 CURRENCY.

         Unless otherwise expressly provided herein, all sums of money referred to in this Agreement shall mean U.S. funds. Section 7.9 (Judgement Currency) of the Arrangement Agreement shall apply to this Agreement, mutatis mutandis.

SECTION 6.5 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein.

SECTION 6.6 ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement.

SECTION 6.7 AMENDMENTS.

         This Agreement may not be amended except by written agreement signed by the parties to this Agreement.

SECTION 6.8 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS.

         The Shareholder recognizes and acknowledges that this Agreement is an integral part of the Arrangement, and that the Purchaser would not contemplate proceeding with the Arrangement unless this Agreement was executed, and that a breach by the Shareholder of any covenants or other commitments contained in this

Agreement will cause the Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Shareholder agrees that, in the event of any such breach, the Purchaser shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

SECTION 6.9 NOTICES.

         Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)      the Purchaser, addressed as follows:

                  54 Rue La Boetie
                  75008 Paris France

                  Attention:                General Counsel
                  Telecopier No.:           011-331-4076-1435


         with a copy to:

                  Stikeman Elliott LLP
                  Box 85, Commerce Court West
                  199 Bay Street, 53rd Floor
                  Toronto, Ontario, Canada  M5L 1B9

                  Attention:                Simon Romano and Greg Hogan
                  Telecopier No.:           (416) 947-0866


(b)      the Shareholder, addressed as follows:

                  ------------------------------
                  ------------------------------
                  ------------------------------
                  ------------------------------

                  Attention:                ------------------------------
                  Telecopier No.:           ------------------------------
         with a copy to:

                  ------------------------------
                  ------------------------------
                  ------------------------------
                  ------------------------------

                  Attention:                ------------------------------
                  Telecopier No.:           ------------------------------


or at such other address of which either party may, from time to time, advise the other party by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the business day next following the date of delivery or telecopying thereof.

SECTION 6.10 EXPENSES.

         Each of the parties shall pay his or its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred. The Company shall not be responsible for or pay any of the Shareholder's costs or expenses.

         Despite the foregoing, all directors and officers of the Company who are parties to this Agreement or an agreement in substantially the same form as this Agreement may have up to Cdn. $25,000 in aggregate (for all such directors and officers) of their out-of-pocket legal fees related thereto reimbursed by the Company, to be allocated among them as they may direct the Company jointly in writing.

SECTION 6.11 BUSINESS DAY.

         A business day for the purpose of this Agreement shall mean any day on which major banks in the cities of Toronto, New York and Paris are open for business.

SECTION 6.12 2002 DIVIDEND.

         The Shareholder acknowledges and confirms the provisions of section 2.4 of the Arrangement Agreement.

SECTION 6.13 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a telecopy transmission.

                        --------------------------------

         If the terms and conditions of this letter are acceptable to you, please so indicate by executing and returning the enclosed copy hereof to the undersigned prior to 5:00 p.m. (Paris time), on February ___, 2003, failing which this letter shall be null and void.

                                Yours truly,

                                    ALCATEL

                                    By:    /s/ AL Scaillierez
                                           ----------------------------------
                                           Name: AL Scaillierez
                                           Title: VP Financial Operations


                                    By:
                                           ----------------------------------
                                           Name:
                                           Title:

               Agreed and accepted this 6th day of February, 2003.



If a corporation:                    SHAREHOLDER:

                                     WHITECASTLE INVESTMENTS LIMITED
                                     ----------------------------------

                                     By:    /s/ A.E. Diamond
                                            ---------------------------
                                            Authorized Signing Officer
                                            A. E. Diamond
                                            Chairman



If an individual:

Shareholder name:        ---------------------------------

Shareholder signature:   ---------------------------------

Witness name:            ---------------------------------

Witness signature:       ---------------------------------